EXHIBIT 10.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

among

TULP 24.1, LLC

and

THE MEMBERS NAMED HEREIN

dated as of

February 22, 2024

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement of Tulp 24.1, LLC, a Delaware limited liability company (the “Company”), is entered into as of February 22, 2024 (the “Effective Date”) by and among the Company, Lendway, Inc. a publicly traded company on NASDAQ, incorporated and validly existing under the Laws of the State of Delaware (the “Majority Member”), and Werner F. Jansen (the “Minority Member”).

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) on January 16, 2024 (the “Certificate of Formation”) for the purposes set forth in Section 2.05 of this Agreement;

WHEREAS, at the time of formation, the Majority Member was the sole member of the Company and executed that certain Limited Liability Company Agreement of the Company dated January 17, 2024 (the “First LLC Agreement”);

WHEREAS, the Members wish to amend and restate the First LLC Agreement in its entirety, replace the First LLC Agreement with this Agreement and enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

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“Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

“BBA” means the Bipartisan Budget Act of 2015.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Managing Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

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(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Members, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d) provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Managing Member reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(e) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(f) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business” means sourcing tulip bulbs from producers in the Netherlands, Chile and New Zealand and operating greenhouses to hydroponically grow tulips and selling those tulips in the United States of America, South-Africa and Latin America.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Cause” means:

(a) Service Provider’s material failure to perform Service Provider’s job duties competently as reasonably determined by the Managing Member;

(b) gross misconduct by Service Provider which the Managing Member determines is (or will be if continued) demonstrably and materially damaging to the Company or an Affiliate of the Company;

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(c) fraud, misappropriation, or embezzlement by Service Provider;

(d) conviction of a felony crime or a crime of moral turpitude;

(e) conduct in the course of employment that the Managing Member determines is unethical; or

(f) the material breach of this Agreement by Service Provider.

The Company shall first provide Service Provider with written notice and an opportunity to cure such breach, if curable, in the reasonable discretion of the Managing Member, and identify with specificity the action needed to cure within thirty (30) days of Service Provider’s receipt of written notice from the Company or an Affiliate of the Company.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Change of Control” (i) means the sale of all or substantially all of the assets of the Company to an Independent Third Party; (ii) a sale resulting in more than 50% of the Membership Interests of the Company being held by an Independent Third Party; or (iii) a merger, consolidation, recapitalization, or reorganization of the Company with or into an Independent Third Party.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 6.04(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Competitive Activity” has the meaning set forth in Section 4.07(a).

“Competitor” has the meaning set forth in Section 4.07(a).

“Confidential Information” has the meaning set forth in Section 4.06(a).

“Control,” including the terms “controlled by” and “under common control with,” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract, or otherwise.

“Covered Person” has the meaning set forth in Section 8.01(a).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Designated Individual” has the meaning set forth in 10.02(a).

“Disability” means a Member (or equity owner of a Member that is an entity if such equity owner controls the Member who has, for a period of at least six (6) continuous months been (i) considered disabled under any disability insurance policy maintained by the Company with respect to such Member (or equity owner of a Member that is an entity if such equity owner controls the Member) or (ii) if no such disability insurance policy exists, determined to be disabled for purposes of the Social Security Act.

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“Drag-Along Member” has the meaning set forth in Section 9.03(a).

“Drag-Along Notice” has the meaning set forth in Section 9.03(b).

“Drag-Along Sale” has the meaning set forth in Section 9.03(a).

“Dragging Member” has the meaning set forth in Section 9.03(a).

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Equity Security” or “Equity Securities” means (a) any share of stock, partnership or joint venture interest, membership interest, limited liability company interest, beneficial interest in a trust, or similar security or any other interest in the equity of the Company or any Subsidiary, (b) any security, debt instrument, or other interest convertible (with or without consideration) into any of the foregoing securities or other equity interests or to which any warrant, option or other right to subscribe to or purchase any of the foregoing securities or other equity interest (including convertible securities) is attached and (c) any such warrant, option or right.

“Event of Dissociation” of a Member means (a) the Bankruptcy of such Member; (b) in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee); (c) in the case of a Member that is an organization other than a corporation, the dissolution and commencement of winding up of the separate organization; (d) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or (e) the case of a Member that is an estate, the distribution by the fiduciary of the estate’s Membership Interests.

“Excess Tax Distribution” has the meaning set forth in Section 6.02.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined by the Managing Member.

“First LLC Agreement” has the meaning set forth in the Recitals.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

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“Good Reason” hereunder means the initial occurrence of any of the following without a Service Provider’s consent: (a) a material and adverse change in Service Provider’s duties, title or position; (b) a reduction of fifteen percent (15%) or more by the Company or an Affiliate of the Company in Service Provider’s base salary except for across-the-board salary reductions similarly affecting all similarly situated employees of the Company or an Affiliate of the Company; or (c) a material breach by the Company of its obligations under this Agreement; provided, however, Good Reason shall not exist unless Service Provider has provided notice of the existence of the Good Reason condition within ninety (90) days of the date Service Provider learns of the condition, the Company or an Affiliate of the Company fails to reasonably cure such condition within thirty (30) days after the Company’s or an Affiliate of the Company’s receipt of such notice, and the Termination Date occurs within thirty (30) days after the expiration of the cure period.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member.

“Jansen Entity” means w-euroconsultancy LLC, a Virginia limited liability company.

“Jansen Member” means W.F. Jansen, a natural person, Jansen Entity, or any Permitted Transferee who has become a Member, and “Jansen Members” means collectively, all of the foregoing Members.

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Liquidator” has the meaning set forth in Section 11.03(a).

“Losses” has the meaning set forth in Section 8.03(a).

“Majority Member” has the meaning set forth in the preamble.

“Managing Member” means, initially, the Majority Member, or such other Member as may be designated or become the Managing Member pursuant to the terms of this Agreement.

“Minority Member” has the meaning set forth in the preamble.

“Member” means (a) the Majority Member and Minority Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

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“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a percentage interest and shall be the same proportion that such Member’s total Capital Contribution bears to the total Capital Contributions of all Members.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

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“Non-Competition Period” has the meaning set forth in Section 4.07(a).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Non-Tax Distributions” has the meaning set forth in Section 6.02.

“Note” has the meaning set forth in Section 9.05(c).

“Officers” has the meaning set forth in Section 7.02.

“Permitted Transfer” means a Transfer of Membership Interests carried out pursuant to Section 9.02. “Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Prime Rate” means a variable interest rate equal to the prime rate as published from time to time in the “Money Rates” section of the Midwest Edition of The Wall Street Journal.

“Proposed Transferee” has the meaning set forth in Section 9.04(a).

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Repurchase Value” has the meaning set forth in Section 9.05(a).

“Revised Partnership Audit Rules” has the meaning set forth in Section 10.02(c).

“Sale Notice” has the meaning set forth in Section 9.04(b).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“Selling Member” has the meaning set forth in Section 9.04(a).

“Service Provider” means an employee, consultant or other service provider of the Company or an Affiliate of the Company who is a Member of the Company (or equity owner of a Member that is an entity if such equity owner controls the Member).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

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“Tag-Along Notice” has the meaning set forth in Section 9.04(c)(i).

“Tag-Along Period” has the meaning set forth in Section 9.04(c)(i).

“Tag-Along Sale” has the meaning set forth in Section 9.04(a).

“Tag-Along Member” has the meaning set forth in Section 9.04(a).

“Tax Matters Representative” has the meaning set forth in Section 10.02(a).

“Taxing Authority” has the meaning set forth in Section 6.04(b).

“Termination of Service” means the termination of a Service Provider’s provision of Services to the Company or an Affiliate of the Company, including a termination by the Company for Cause or without Cause, resignation by the Service Provider with Good Reason or without Good Reason. Notwithstanding the foregoing, the death or Disability of a Service Provider shall not be deemed a Termination of Service.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interests owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Triggering Event” means, for purposes of any Transfer of a Membership Interest pursuant to Article IX (including the indirect Transfer of Membership Interests via a change in ownership of a Member that is an entity as specifically set forth in this definition), any one of the following events, each as of the date stated herein: (i) the divorce of a Member (or equity owner of a Member that is an entity if such equity owner controls the Member) if, in connection with such divorce, the Member (or equity owner thereof) is required to Transfer all or part of his or her Membership Interest (or membership interest in the Member, in the case of an equity owner of a Member) to his or her ex-spouse as part of a divorce decree; (ii) a Member takes any action (or omission), either directly or indirectly, that results in a breach of Section 4.07 or Section 4.08 hereof; (iii) a Member purports to Transfer Membership Interests in violation of Article IX, or such Transfer is made or to be made by operation of law or pursuant to a court order or decree.

“Violation” means a breach or violation of, a default under, the acceleration of or the creation of any lien, pledge, security interest, claim, charge or other encumbrance of any nature whatsoever (with or without the giving of notice or the lapse of time, or both) pursuant to, any provision of any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation to which the Company is a party or by which any of its assets or properties is bound, or any law, rule, ordinance or regulation or any judgment, decree, order, award or governmental or non-governmental permit to which the Company is subject.

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“Withholding Advances” has the meaning set forth in Section 6.04(b).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and gender-neutral forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
ORGANIZATION

Section 2.01 Formation.

(a) The Company was formed on January 16, 2024, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State.

(b) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is “Tulp 24.1, LLC” or such other name or names as may be designated by the Managing Member; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.”

Section 2.03 Principal Office. The principal office of the Company is located at 5000 West 36th Street, Suite 220, Minneapolis, Minnesota 55416, or such other place as may from time to time be determined by the Managing Member. The Managing Member shall give prompt notice of any such change to each of the Members.

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Section 2.04 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.

(a) The purposes of the Company are to engage in and do any lawful act concerning any or all lawful business for which limited liability companies may be organized according to the laws of the State of Delaware.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

ARTICLE III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.01 Initial Capital Contributions. Contemporaneously with the execution of this Agreement, each Member has made an initial Capital Contribution and is deemed to own Membership Interests in the amounts set forth opposite such Member’s name on Schedule A attached hereto. The Managing Member shall update Schedule A upon the making of additional Capital Contributions, and upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement. The parties hereto agree that the Majority Member is making its initial Capital Contribution in connection with that certain Agreement for sale and purchase of shares in the share capital of Bloomia B.V. between Botman Bloembollen B.V., Mr W.J. Jansen and Mr H.J. Strengers (as the Sellers), and Tulipa Acquisitie Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands (as the Purchaser) (the “Purchase Agreement”). The parties hereto also agree that to the extent the Majority Member’s initial Capital Contribution is greater than the purchase price to be paid by the Company pursuant to the terms and conditions of the Purchase Agreement, that such excess amount shall be distributed back to the Majority Member following the closing of the transactions contemplated by the Purchase Agreement (the “Special Distribution”).

Section 3.02 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions to the Company.

Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

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(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any additional Capital Contributions, if applicable;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to Article VI and Section 11.03(c);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04 Succession Upon Transfer. In the event that any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to Article V, Article VI and Article XI in respect of such Membership Interests.

Section 3.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06 No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member, including the Managing Member, shall receive any interest, salary, management or service fees or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07 Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.03(a)(iii), if applicable.

Section 3.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Managing Member may authorize such modifications.

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Section 3.09 Pre-Emptive Rights.

(a) If, after the date hereof and subject to the terms and conditions contained in this Agreement, the Company proposes to issue and sell any Membership Interests or other Equity Securities in the Company, the Company will first offer in writing to sell to each Member a portion of such Membership Interests or Equity Securities equal to the Member’s Membership Interest, at the most favorable price and on the most favorable terms as such additional Membership Interests or other Equity Securities are to be offered to any other Person; provided, that in no event shall any Member have any such preemptive right under this Section 3.09 to purchase any of the following:

(i) Membership Interests or other Equity Securities issued in connection with and as consideration for any bona fide merger, consolidation, reorganization, joint venture, or acquisition to which the Company or any of its Subsidiaries is a party to or involving an Independent Third Party;

(ii) Membership Interests or other Equity Securities (A) issued as part of a combined unit or as additional consideration to any institutional holders of indebtedness of the Company or any of its Subsidiaries, or (B) issued to suppliers or third party service providers in connection with the provision of goods or services; and

(iii) The issuance of Membership Interests or Equity Securities pursuant to any combination, reclassification, reorganization or similar transaction on a proportionate basis to all Members; and

(b) Each Member may exercise its purchase rights by delivering written notice of exercise to the Company within fifteen (15) days after receipt of such written offer from the Company describing in reasonable detail the Membership Interests or other Equity Securities being offered, the purchase price therefor, the payment terms, the closing conditions and such Member’s percentage allotment. If any such Member does not, within fifteen (15) days after receipt of such written offer, deliver such notice of exercise, or if after timely exercising such rights shall fail to consummate such purchase (a “Non Purchasing Member”), each other Member that has fully exercised its rights under this Section 3.09 and who has timely consummated or ultimately consummates such purchase (a “Purchasing Member”) shall be notified in writing by the Company of the opportunity to purchase the unsubscribed Membership Interests or Equity Securities and shall have the right to notify the Company within five (5) days of receipt of such notice and purchase such Purchasing Member’s pro rata share (determined among all Purchasing Members on the basis of their respective Membership Interests) of the portion of such Membership Interests or Equity Securities which the Non Purchasing Member had the right to purchase under this Section 3.09. The failure by a Member to exercise its purchase rights under this Section 3.09 shall not prejudice the rights of such Member to exercise its rights under this Section 3.09 with respect to any subsequent issuance of Membership Interests or Equity Securities that is otherwise subject to the provisions of this Section 3.09.

(c) Any Membership Interests or Equity Securities offered pursuant to this Section 3.09 that are not purchased by the Purchasing Members may be sold by the Company, but only on terms and conditions not more favorable to the third party purchaser than those set forth in the notice delivered to the applicable Members pursuant to this Section 3.09, at any time after five (5) days but within ninety (90) days following the termination of the above referenced fifteen (15) day period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the third party purchaser than those set forth in such offer or after such ninety (90) day period without again complying with this Section 3.09.

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(d) Notwithstanding anything to the contrary in the foregoing, the Company or a Subsidiary may proceed with the issuance of any Membership Interests or other Equity Securities prior to offering such Membership Interests or Equity Securities to each Member; provided, that the Company provides written notice to each Member in connection with or promptly after such issuance (but in no event more than three (3) Business Days thereafter) and complies with the terms and conditions set forth in this Section 3.09 within twenty (20) Business Days after the first issuance of such Membership Interests or Equity Securities subject to such offering.

ARTICLE IV
MEMBERS

Section 4.01 Admission of New Members.

(a) New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company, and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of Article IX, and in either case, following compliance with the provisions of Section 4.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of Schedule A of the Agreement by the Managing Member and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Membership Interests, if applicable, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Managing Member shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03.

(c) Any Member who proposes to Transfer its Membership Interest (or any portion thereof) shall (i) be responsible for the payment of expenses incurred by it in connection with such Transfer, whether or not consummated, and (ii) reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated; provided, however, that in the event that both Members Transfer their Membership Interests (or any portion thereof) in connection with such Transfer, each Member shall only be responsible to reimburse the Company for its pro rata portion (based on such Member’s portion of the total Membership Interests Transferred) of the Company’s expenses incurred in connection with such Transfer.

Section 4.02 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

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Section 4.03 No Withdrawal. So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall cease to be a Member as a result of its Bankruptcy or any other events specified in Section 18-304 of the Delaware Act.

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05 [Reserved.]

Section 4.06 Protection of Confidential Information.

(a) Each Jansen Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Jansen Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Jansen Member is subject, no Jansen Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Jansen Member monitoring and analyzing its investment in the Company) at any time, including use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Jansen Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Nothing contained in Section 4.06(a) shall prevent any Jansen Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Jansen Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to any other Member; (vi) to such Jansen Member’s Representatives who, in the reasonable judgment of such Jansen Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 4.06 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Jansen Member, as long as such Transferee agrees to be bound by the provisions of this Section 4.06 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Jansen Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

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(c) The restrictions of Section 4.06(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Jansen Member without use of Confidential Information; or (iii) becomes available to such Jansen Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives, provided, that such source is not known by the receiving Jansen Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Jansen Member under this Section 4.06 shall survive (i) the termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Jansen Member from the Company, and (iii) such Jansen Member’s Transfer of its Membership Interests.

Section 4.07 Restrictive Covenants. The Jansen Members acknowledge and agree that certain non-competition and non-solicitation covenants are reasonably necessary to protect the legitimate interests of the Members and the Company, including, without limitation, the protection of the trade secrets, customer lists, vendors, suppliers and goodwill of the Company, and such non-competition and non-solicitation covenants are a condition to, and an essential part of consideration for, the Members entering into this Agreement. Accordingly, except as otherwise specifically provided in this Agreement, each Jansen Member agrees to be bound by, and to comply with, the following non-competition and non-solicitation covenants:

(a) Non-Competition. During the Non-Competition Period, each Jansen Member agrees that such Jansen Member shall not, directly or indirectly, provide services to or be associated with a Competitor in any role or position, including as an employee, director, owner, consultant or otherwise, that would involve Competitive Activity within the United States. For purposes of this Agreement, “Non-Competition Period” means, with respect to each Jansen Member, the period commencing on the Effective Date and ending on the date that is twelve (12) months after the date on which such Jansen Member ceases to be a Member of the Company and ceases to have any direct or indirect ownership interest in any Member of the Company. For purposes of this Agreement, “Competitor” refers to a person or entity who is engaged in (or is planning or preparing to engage in) the Company’s line of business, and is in the business or producing or providing products or services that displace the business opportunities for the Company’s products and/or services, or otherwise compete with them, and “Competitive Activity” refers to business-related activity on behalf of a Competitor that involves (i) assisting in the creation, development, or improvement of products or services that compete with those of the Company, (ii) accepting competing business from any customer of the Company or assisting in servicing any customer of the Company for a Competitor, (iii) owning or operating a Competitor, or (iv) undertaking any other duties or responsibilities that would be likely (whether intentional or not) to require or result in the use or disclosure of Confidential Information for the benefit of a Competitor.

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(b) Non-Solicitation of Customers. During the Non-Competition Period, each Jansen Member agrees that such Jansen Member shall not, directly or indirectly, solicit business from, work for, or otherwise interfere with or attempt to interfere with the Company’s relationship with (a) any customer of the Company or (b) any then-active material customer prospect of the Company known to such Jansen Member.

(c) Non-Solicitation of Employees or Business Contacts. During the Non-Competition Period, each Jansen Member agrees that such Jansen Member shall not, directly or indirectly, take any action to encourage, solicit, or recruit any current or former employee, consultant, independent contractor, subcontractor, supplier, vendor, or other business relation of the Company to terminate their relationship with the Company.

(d) Disclosure of Obligations. During the Non-Competition Period, each Jansen Member agrees that such Jansen Member shall, prior to accepting employment or any other business relationship with any other person or entity, inform that person or entity of such Jansen Member’s obligations under Section 4 of this Agreement, including all of its subparts.

Section 4.08 Right of First Opportunity. Each Jansen Member also agrees that during the period that such Jansen Member remains a Member of the Company, such Jansen Member will notify the Managing Member of any opportunity such Jansen Member has, directly or indirectly, to engage in the Business anywhere in the United States for his, her or its own personal account. The Jansen Member will provide such information about the Business opportunity as reasonably requested by the Managing Member. The Managing Member shall determine whether the Company will pursue the opportunity. If the Managing Member decides to pursue the Business opportunity, then the Jansen Member bringing the opportunity to the Company’s attention will work on behalf of the Company, along with any other Members, employees, and consultants of the Company as determined by the Managing Member, to pursue the opportunity on behalf of the Company. If the Managing Member decides not to pursue the Business opportunity, then the applicable Jansen Member may pursue the opportunity on his, her, or its own on substantially the same terms as presented to the Managing Member pursuant to this Section 4.08. If a Jansen Member is pursuing an opportunity on his, her, or its own and the terms change in any material manner, the opportunity shall be re-presented to the Managing Member pursuant to the terms and conditions of this Section 4.08 prior to the Member being able to move forward with such opportunity.

Section 4.09 Pledge of Interests. Notwithstanding any other provisions in this Agreement, the Majority Member shall be entitled to pledge its Membership Interests to, and otherwise grant a lien and security interest in, its Membership Interests (and all rights with respect thereto and all proceeds thereof) and/or all of its right, title and/or interest under this Agreement and the Delaware Act in favor of the Company’s or the Company’s subsidiaries’ lenders (or an agent on behalf of such lenders) without any further consents, approvals and/or actions required by such lenders (or agent), the Company’s members, the Company, and/or any other Person under this Agreement or otherwise. So long as any such pledge of, or security interest in, the Membership Interests is in effect, no consent of the Company and/or any Member and/or any managing member, manager or board of managers shall be required to permit a pledgee thereof or any purchaser (including a purchaser by foreclosure) of the Membership Interests from such pledgee to be admitted as a substitute member for such under this Agreement upon the exercise of such pledgee’s rights with respect to such Membership Interests, and such substituted member shall have all rights and powers as the pledging Member under this Agreement, including, without limitation, all voting, governance and consensual rights under this Agreement (or under applicable law). The pledgee shall also have, anything contained in this Agreement to the contrary notwithstanding, the right to exercise such other rights and remedies as are set forth in the applicable pledge agreement (including without limitation the right, during the existence of an event of default, to vote the pledged Member’s interests and to otherwise participate in the management or governance of the business and affairs of the Company and to exercise the rights and powers of a member) or applicable law. To the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, the parties hereto hereby agree that upon the exercise of the pledgee of its rights under this Section 4.09, neither the pledgee nor any manager or officer of the Company appointed by the pledgee shall owe any fiduciary duty to any Member or the Company; provided, however, that the foregoing shall not eliminate the duty to comply with the implied contractual covenant of good faith and fair dealing. Without limiting the generality of the foregoing, no transfer of the pledged interest pursuant to a foreclosure pursuant to the applicable pledge agreement shall be limited by any of the terms or conditions imposed by any or any other transfer restrictions herein. So long as any pledge of any Membership Interests is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and/or designated agents, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.

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Section 4.10 Limitation on Article 8 Opt-In. So long as any pledge of any Membership Interests in the Company is in effect (i) the Company shall not elect to have Membership Interests be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction and (ii) this Section 4.10 shall not be amended and any purported amendment to this provision shall not take effect until all security interests granted in any Membership Interests have been terminated.

ARTICLE V
ALLOCATIONS

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Membership Interests.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c) and (d) above (the ”Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

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(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI
DISTRIBUTIONS

Section 6.01 Distributions. The Managing Member may declare Distributions from time to time in its sole and absolute discretion. Distributions in connection with a liquidation of the Company shall be made as provided in Section 11.03. All other Distributions other than the Special Distribution shall be allocated among the Members in proportion to the Membership Interests.

Section 6.02 Tax Distributions. Notwithstanding Section 6.01 above, the Managing Member shall make Distributions to the Members quarterly each Fiscal Year in an amount sufficient to enable the Members to pay federal and state income tax on any Net Income allocated to the Members for such Fiscal Year, but only to the extent that the Distributions paid to the Members under Section 6.01 are not sufficient to pay such taxes. In the event the Managing Member makes one or more Distributions to a Member in order to provide the Member with cash to pay federal and state income taxes, such Distributions shall be treated as an advance of the Distributions that are payable to the Member under Section 6.01 (collectively, the “Non-Tax Distributions”), and are not intended to change the aggregate amount of Non-Tax Distributions to which the Member would otherwise be entitled to receive if this Section 6.02 did not exist and no Distributions were made under this Section 6.02. In furtherance of the foregoing, the Managing Member shall take into account Distributions made under this Section 6.02 when calculating Non-Tax Distributions and may adjust the Non-Tax Distributions so that the aggregate Distributions received by each Member equal the amount of Non-Tax Distributions each Member would be entitled to receive if the Company had not made any Distributions under this Section 6.02. In the event that upon dissolution and liquidation of the Company any Member has received aggregate Distributions under this Section 6.02 and aggregate Non-Tax Distributions that exceed the aggregate amount of Non-Tax Distributions the Member would have received had the Company not made any Distributions under this Section 6.02 (such excess being referred to as an “Excess Tax Distribution”), the Member shall contribute such Excess Tax Distribution back to the Company. The Company shall collect all Excess Tax Distributions and redistribute such amounts to the Members so that the aggregate Non-Tax Distributions received by each Member equals the amount of such Non-Tax Distributions that each Member would have otherwise received had the Company not made any Distributions under this Section 6.02

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Section 6.03 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate Section 18-607 of the Delaware Act or other Applicable Law or if such distribution is prohibited by the LLC’s then-applicable debt-financing agreements.

Section 6.04 Tax Withholding; Withholding Advances.

(a) Tax Withholding. Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Managing Member to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b) Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.04(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c) Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Managing Member shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Managing Member, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Managing Member shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.04(d) and the obligations of a Member pursuant to Section 6.04(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.04, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

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(e) Over withholding. Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.05 Distributions in Kind.

(a) The Managing Member is hereby authorized, as it may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 6.01.

(b) Any distribution of securities shall be subject to such conditions and restrictions as the Managing Member determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Managing Member may require that the Members execute and deliver such documents as the Managing Member may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE VII
MANAGEMENT

Section 7.01 Management of the Company. The business and affairs of the Company shall be managed by the Managing Member. The Managing Member shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company set forth in Section 2.05. The actions of the Managing Member taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Managing Member pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Managing Member.

Section 7.02 Officers. The Managing Member may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Managing Member may delegate to such Officers such power and authority as the Managing Member deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until a successor is designated by the Managing Member or until the Officer’s earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Managing Member. Any Officer may be removed by the Managing Member with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Managing Member.

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Section 7.03 Action Without Meeting. Any matter that is to be voted on, consented to or approved by Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. A record shall be maintained by the Managing Member of each such action taken by written consent of a Member or Members.

Section 7.04 Compensation and Reimbursement of Managing Member. The Managing Member shall not be compensated for its services as the Managing Member, but the Company shall reimburse the Managing Member for all ordinary, necessary and direct expenses incurred by the Managing Member on behalf of the Company in carrying out the Company’s business activities, including salaries of officers and employees of the Managing Member who are carrying out the Company’s business activities. All reimbursements for expenses shall be reasonable in amount.

ARTICLE VIII
EXCULPATION AND INDEMNIFICATION

Section 8.01 Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, including the Managing Member; (ii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or Representative of each Member; and (iii) each Officer, employee, agent or Representative of the Company.

(b) Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in their capacity as a Covered Person, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person.

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Member; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Delaware Act.

Section 8.02 Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

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(b) Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 8.03 Indemnification.

(a) Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the Business of the Company; or

(ii) such Covered Person being or acting in connection with the Business of the Company as a member, stockholder, Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on them by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person, in each case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement.

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(b) Control of Defense. Upon a Covered Person’s discovery of any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit or proceeding, provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 8.03, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the disinterested Members, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(d) Entitlement to Indemnity. The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(e) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Managing Member may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

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(f) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(g) Savings Clause. If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h) Amendment. The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04 Survival. The provisions of this Article VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX
TRANSFER

Section 9.01 Restrictions on Transfer.

(a) Except as otherwise provided in this Article IX, no Member shall Transfer all or any portion of its Membership Interest in the Company. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof.

(b) Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

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(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c) Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02 Permitted Transfers. The provisions of Section 9.01(a) shall not apply to (a) any Transfer by Majority Member of all or any portion of its Membership Interest to its an Affiliate, (b) any Transfer by the Jansen Member of all or any portion of its Membership Interest to an Affiliate with the prior written consent of the Managing Member which shall not be unreasonably withheld or (c) any Transfer by any Member of all or any portion of his or her Membership Interest for estate planning purposes to one or more trusts or other entities controlled by such Member for the benefit of such Member’s spouse, brother, sister or lineal descendant.

Section 9.03 Drag-Along Rights.

(a) Participation. If at any time, a Member or Members who hold no less than 50% of the outstanding Membership Interests of the Company (the “Dragging Member”), receives a bona fide offer from an Independent Third Party to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-Along Sale”), the Dragging Member shall have the right to require that each other Member (each, a “Drag-Along Member”) participates in such sale in the manner set forth in this Section 9.03.

(b) Sale Notice. The Dragging Member shall exercise its rights pursuant to this Section 9.03 by delivering a written notice (the “Drag-Along Notice”) to the Company and each Drag-Along Member no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-Along Sale and, in any event, no less than twenty (20) Business Days prior to the closing date of such Drag-Along Sale. The Drag-Along Notice shall make reference to the Dragging Member’s rights and obligations hereunder and shall describe in reasonable detail:

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(i) the name of the person or entity to whom such Membership Interests are proposed to be sold;

(ii) the proposed date, time, and location of the closing of the Drag-Along Sale;

(iii) the percentage of Membership Interests to be sold by the Dragging Member, the proposed amount of consideration for the Drag-Along Sale, and the other material terms and conditions of the Drag-Along Sale; and

(iv) a copy of any form of agreement proposed to be executed in connection therewith.

(c) Membership Interests to be Sold. Subject to Section 9.03(d):

(i) if the Drag-Along Sale is structured as a sale resulting in more than 50% of the Membership Interests of the Company being held by an Independent Third Party, each Drag-Along Member shall sell in the Drag-Along Sale the percentage of Membership Interests equal to the product obtained by multiplying (A) the percentage of Membership Interests held by such Drag-Along Member by (B) a fraction (1) the numerator of which is equal to the percentage of Membership Interests the Dragging Member proposes to sell or transfer in the Drag-Along Sale and (2) the denominator of which is equal to the percentage of Membership Interests held by the Dragging Member at such time.

(ii) if the Drag-Along Sale is structured as a sale of all or substantially all of the assets of the Company or as a merger, consolidation, recapitalization, or reorganization of the Company, then notwithstanding anything to the contrary in this Agreement, each Drag-Along Member shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction.

(d) Conditions of Sale. The consideration to be received by a Drag-Along Member shall be the same form and amount of consideration per Membership Interest percentage to be received by the Dragging Member (or, if the Dragging Member is given an option as to the form and amount of consideration to be received, the same option shall be given) and the terms and conditions of such sale shall, except as otherwise provided in the immediately succeeding sentence, be the same as those upon which the Dragging Member sells its Membership Interests. Each Drag-Along Member shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Dragging Member makes or provides in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to the Dragging Member, the Drag-Along Member shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by the Dragging Member and each Drag-Along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-Along Member (other than any indemnification obligation pertaining specifically to the Dragging Member or a Drag-Along Member, which obligation shall be the sole obligation of such Dragging Member or Drag-Along Member), in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-Along Sale.

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(e) Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-Along Sale and for the benefit of all Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or the Independent Third Party, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member; provided, that no Drag-Along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Sale.

(f) Cooperation. Each Member shall take all actions as may be reasonably necessary to consummate the Drag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member.

(g) Consummation of the Sale. The Dragging Member shall have ninety (90) days following the date of the Drag-Along Notice in which to consummate the Drag-Along Sale, on the terms set forth in the Drag-Along Notice (which such (90) day period may be extended for a reasonable time not to exceed 120 days to the extent reasonably necessary to obtain any approvals of a Governmental Authority). If at the end of such period the Dragging Member has not completed the Drag-Along Sale, the Dragging Member may not then effect a transaction subject to this Section 9.03 without again fully complying with the provisions of this Section 9.03.

Section 9.04 Tag-Along Rights.

(a) Participation. Subject to the terms and conditions specified in Section 9, if at any time a Member or Members who hold no less than 50% of the outstanding Membership Interests of the Company (the “Selling Member”) proposes to Transfer any Membership Interest to an Independent Third Party (the ”Proposed Transferee”) and the Selling Member cannot or has not elected to exercise its drag-along rights set forth in Section 9.03, each other Member (each, a “Tag-Along Member”) shall be permitted to participate in such sale (a “Tag-Along Sale”) on the terms and conditions set forth in this Section 9.04.

(b) Sale Notice. Prior to the consummation of a Tag-Along Sale, the Selling Member shall deliver to the Company and each Tag-Along Member a written notice (a “Sale Notice”) of the proposed Tag-Along Sale subject to this Section 9.04 no more than ten (10) Business Days after the execution and delivery by all the parties thereto of the definitive agreement entered into with respect to the Tag-Along Sale and, in any event, no less than twenty (20) Business Days prior to the closing date of the Tag-Along Sale. The Sale Notice shall make reference to the Tag-Along Members’ rights hereunder and shall describe in reasonable detail:

(i) the percentage of Membership Interests to be sold by the Selling Member;

(ii) the name of the Proposed Transferee;

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(iii) the purchase price and the other material terms and conditions of the sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof;

(iv) the proposed date, time, and location of the closing of the sale; and

(v) a copy of any form of agreement proposed to be executed in connection therewith.

(c) Amount to be Sold.

(i) Each Tag-Along Member shall exercise its right to participate in the Tag-Along Sale by delivering to the Selling Member a written notice (a “Tag-Along Notice”) stating its election to do so (each Tag-Along Member electing to do so, a “Participating Tag-Along Member”) and specifying the percentage of Membership Interests to be Transferred by it no later than five (5) Business Days after its receipt of the Sale Notice (the “Tag-Along Period”). The offer of each Participating Tag-Along Member set forth in a Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Participating Tag-Along Member shall be bound and obligated to sell in the Tag-Along Sale on the terms and conditions set forth in this Section 9.04. Each Tag-Along Member shall have the right to sell in a Tag-Along Sale the percentage of Membership Interests equal to the product obtained by multiplying (A) the percentage of Membership Interests held by the Tag-Along Member by (B) a fraction (1) the numerator of which is equal to the percentage of Membership Interests the Selling Member proposes to sell or Transfer to the Proposed Transferee and (2) the denominator of which is equal to the percentage of Membership Interests then owned by the Selling Member.

(ii) The Selling Member shall use its commercially reasonable efforts to include in the Tag-Along Sale all of the Membership Interests that the Participating Tag-Along Members have requested to have included pursuant to the applicable Tag-Along Notices, it being understood that the Proposed Transferee shall not be required to purchase Membership Interests in excess of the amount set forth in the Sale Notice. In the event the Proposed Transferee elects to purchase less than all of the Membership Interests sought to be sold by the Participating Tag-Along Members, the percentage of Membership Interests to be sold to the Proposed Transferee by the Selling Member and each Participating Tag-Along Member shall be reduced so that each such Member is entitled to sell its pro rata portion of the percentage of Membership Interests the Proposed Transferee elects to purchase (which in no event may be less than the percentage of Membership Interests set forth in the Sale Notice).

(iii) Each Tag-Along Member who does not deliver a Tag-Along Notice in compliance with Section 9.04(c)(i) shall be deemed to have waived all of such Tag-Along Member’s rights to participate in such Tag-Along Sale, and the Selling Member shall (subject to Section 9.04(h) and the rights of any Participating Tag-Along Member) thereafter be free to sell to the Proposed Transferee its Membership Interests at a per Membership Interest percentage price that is no greater than the per Membership Interest percentage price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the Tag-Along Members that are not Participating Tag-Along Members.

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(d) Consideration. The Selling Member and each Participating Tag-Along Member shall receive the same consideration per Membership Interest percentage after deduction of such Member’s proportionate share of the related expenses in accordance with Section 9.03(f).

(e) Conditions of Sale. Each Participating Tag-Along Member shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Selling Member makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities, and agreements pertaining specifically to the Selling Member, each Participating Tag-Along Member shall make the comparable representations, warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants, and indemnities shall be made by the Selling Member and each Participating Tag-Along Member severally and not jointly and any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Participating Tag-Along Member shall be in an amount not to exceed the aggregate proceeds received by such Participating Tag-Along Member in connection with any Tag-Along Sale consummated pursuant to this Section 9.04.

(f) Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-Along Sale for the benefit the Selling Member and all Participating Tag-Along Members (it being understood that costs incurred by or on behalf of the Selling Member for its sole benefit will not be considered to be for the benefit of all Participating Tag-Along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the Participating Tag-Along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no such Participating Tag-Along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

(g) Cooperation. The Selling Member and each Participating Tag-Along Member shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member.

(h) Deadline for Completion of Sale. The Selling Member shall have ninety (90) days following the expiration of the Tag-Along Period in which to sell the Membership Interests described in the Sale Notice, on terms not more favorable to the Selling Member than those set forth in the Sale Notice and subject to the rights of the Participating Tag-Along Members set forth in this Section 9.04 (which such ninety (90) day period may be extended for a reasonable time not to exceed 120 days to the extent reasonably necessary to obtain any approvals of a Governmental Authority). If at the end of such period the Selling Member has not completed such sale, the Selling Member may not then effect a sale of Membership Interests subject to this Section 9.04 without again fully complying with the provisions of this Section 9.04.

(i) Sales in Violation of the Tag-along Right. If the Selling Member sells or otherwise Transfers to the Proposed Transferee any of its Membership Interests in breach of this Section 9.04, then each Tag-Along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-Along Member that exercises such right, the percentage of Membership Interests that such Tag-Along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 9.04, for a per Membership Interest percentage amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Membership Interests from the Selling Member, but without indemnity being granted by any Tag-Along Member to the Selling Member; provided, that nothing contained in this Section 9.04 shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 9.04. The Selling Member shall also reimburse each Participating Tag-Along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-Along Member’s rights under this Section 9.04(i).

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(j) Application of Transfer Restrictions. This Section 9.04 shall only apply to transfers in which (i) the Dragging Member has elected not to exercise its drag-along right under Section 9.03 or (ii) the Transfer is not a permitted transfer under Section 9.02.

Section 9.05 Call Rights.

(a) In the event of:

(i) any Event of Dissociation with respect to a Member;

(ii) the death or Disability of a Member or equity owner of a Member that is an entity if such equity owner controls the Member;

(iii) a Triggering Event with respect to a Member; or

(iv) a Termination of Service with respect to a Member

then in any such event, the Company shall have the right and option (but not the obligation) to purchase, and the applicable Member and its Affiliates shall be required to sell to the Company, all but not less than all of, the Membership Interests then held by them, at a price equal to the Repurchase Value of such Membership Interests; provided, however, that in the event that this Company option arises as a result of a (A) Triggering Event or (B) Termination of Service for Cause or without Good Reason, the Company may purchase the Membership Interests at question for the lesser of the Repurchase Value of such Membership Interests or the sum of such Member’s Capital Contributions. The Managing Member shall decide whether the Company will exercise its option pursuant to this Section. The Managing Member may exercise the foregoing call option by delivering written notice of such exercise to the applicable Member at any time during the period beginning upon the occurrence of the event and ending ninety (90) days after the occurrence of the event.

(b) For purposes of this Section, the “Repurchase Value” of the Membership Interests to be purchased means the three-year average value of such Membership Interests as of the most recent calendar year-end prior to the event giving rise to the call option described in Section 9.05(a), calculated by multiplying the Company’s earnings before interest, taxes, depreciation and amortization for such calendar year times 5.56. For avoidance, of doubt, the Repurchase Value for any call option arising during calendar year 2024 shall be $3,134,137. The closing of the purchase and sale of the Membership Interests hereunder will take place at the Company’s principal office on a date specified by the Company in writing (which date shall be not later than thirty (30) days after the final determination of the Repurchase Value of the Membership Interests). At such closing, the Company (or its assignees pursuant to subsection (c) above, as applicable) will deliver the purchase price for the Membership Interests to be purchased, against delivery of an instrument of transfer of the Membership Interests so purchased, in form reasonably acceptable to the Company, duly executed in blank, in proper form for transfer, free and clear of any and all claims, charges, security interests or other encumbrances of any nature whatsoever.

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(c) At the discretion of the Managing Member, the purchase price shall be payable either (i) in full in cash at the closing or (ii) by delivery to the seller at the closing of an unsecured subordinated promissory note of the Company (a “Note”). Any such Note shall be payable as follows: The Note shall accrue interest on its outstanding balance at the Prime Rate in effect on the day of the Company’s exercise of its call right pursuant to this Section. On each anniversary of the Note until fully paid, the Company shall pay an amount equal to one-third of the original principal amount of the Note plus accrued interest. Any amount of such payment in excess of accrued interest will be applied to reduce the balance of the Note.

(d) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to purchase any Membership Interests hereunder if such purchase would result in a Violation. If and to the extent that any purchase of Membership Interests by the Company would result in a Violation, then:

(i) if the Company may purchase such Membership Interests without causing a Violation by delivering a Note for the purchase price therefor, the Company shall purchase such Membership Interests by delivering a Note; or

(ii) if the delivery of a Note pursuant to clause (i) would result in a Violation, the Company shall purchase and pay for only that portion of the Membership Interests, if any, that would not result in a Violation, and the remaining purchase obligation of the Company shall continue in full force and effect and shall be due and payable at the earliest date on which such purchase would not result in a Violation, and until such date, the selling holders of Membership Interests shall not Transfer any of such Membership Interests.

(e) In the event that any selling Member fails to deliver any Membership Interests at the closing as required by this Agreement, the Company may elect to deposit the purchase price therefor with an escrow agent pending delivery of such Membership Interests and, in that event, such Membership Interests shall be deemed for all purposes (including the right to vote and receive payment of Distributions) to have been Transferred to the Company, and the Membership Interests shall be deemed to have been canceled and to represent solely a right to receive payment of such purchase price, without interest, from the escrow. The escrow agent shall not be liable for any action or inaction taken in good faith and all costs and fees for such escrow agent shall be deducted from the amount of the purchase price held in escrow.

(f) Any payment to be made to a Member subject to a Bankruptcy or its Representative pursuant to this Section 9.05 shall be in complete liquidation and satisfaction of all the rights and interest of such Member and its Representative (and of all Persons claiming by, through or under such Member and its Representative) in and in respect of the Company, including, without limitation, any Membership Interests, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed

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ARTICLE X
ACCOUNTING; TAX MATTERS

Section 10.01 Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.02 Tax Matters Representative.

(a) Appointment; Resignation. The Members hereby appoint the Managing Member as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Members hereby appoint Zack Weber and Randy Uglem, each as a person authorized to act on behalf of the Tax Matters Representative in US federal tax audits and proceedings (each, a “Designated Individual”). A Designated Individual may resign at any time. A Designated Individual may be removed at any time by the Tax Matters Representative. In the event of the resignation of the Tax Matters Representative, the Managing Member shall select a replacement. In the event of the resignation or removal of a Designated Individual, the Tax Matters Representative shall select a replacement.

(b) Tax Examinations and Audits. The Tax Matters Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting administrative or judicial proceedings and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority.

(c) US Federal Tax Proceedings. To the extent permitted by Applicable Law and regulations, the Tax Matters Representative shall cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”) pursuant to Code Section 6221(b). For any year in which Applicable Law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative shall cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member (including former Members) during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.04(d).

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(e) Section 754. The Tax Matters Representative will make an election under Code Section 754, if requested in writing by another Member.

(f) Indemnification. The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

(g) Survival. The provisions of this Section 10.02 and the obligations of a Member or former Member pursuant to Section 10.01 shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of such Member’s Membership Interests.

Section 10.03 Tax Returns. At the expense of the Company, the Managing Member (or any Officer that it may designate pursuant to Section 7.02) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company own property or do business. As soon as reasonably possible after the end of each Fiscal Year, the Managing Member or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 10.04 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Managing Member, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Managing Member. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Managing Member may designate.

ARTICLE XI
DISSOLUTION AND LIQUIDATION

Section 11.01 Events of Dissolution. The Company shall be dissolved, and its affairs wound up only upon the occurrence of any of the following events:

(a) The determination of the Members to dissolve the Company;

(b) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(c) The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Section 11.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 11.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03 and the Certificate of Formation shall have been cancelled as provided in Section 11.04.

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Section 11.03 Liquidation. If the Company is dissolved pursuant to Section 11.01, the Company shall be liquidated, and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) Liquidator. The Managing Member shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

(d) Discretion of Liquidator. Notwithstanding the provisions of Section 11.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 11.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

Section 11.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 11.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

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Section 11.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 11.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XII
MISCELLANEOUS

Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 12.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

If to the Company:	Tulp 24.1, LLC c/o Lendway, Inc. 5000 West 36th Street, Suite 220 Minneapolis, MN 55416 Attn: Randy Uglem Email:

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with a copy to:	Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center, 90 South Seventh Street Minneapolis, Minnesota 55402, USA Attn: Joshua Colburn Email:

If to Majority Member:	Lendway, Inc. 5000 West 36th Street, Suite 220 Minneapolis, MN 55416 Attn: Randy Uglem Email:

with a copy to:	Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center, 90 South Seventh Street Minneapolis, Minnesota 55402, USA Attn: Joshua Colburn Email:

If to Minority Member:	Attention: Werner F. Jansen

with a copy to:	Moss & Barnett, PA 150 South Fifth Street, Suite 1200 E-mail: Attention: Craig Brandt

Section 12.04 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 12.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 12.06 Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 12.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 12.08 No Third-Party Beneficiaries. Except as provided in Article VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A that are necessary to reflect any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement may be made by the Managing Member without the consent of or execution by the Members.

Section 12.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 12.01 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 12.13 hereof.

Section 12.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

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Section 12.12 Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 12.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 12.13 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 12.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of such party’s obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 12.15 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 12.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 8.02 to the contrary.

Section 12.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“COMPANY”

TULP 24.1, LLC

By:	/s/ Randy Uglem
Name:	Randy Uglem
Title:	Chief Executive Officer

“MEMBERS”

LENDWAY, INC.

By:	/s/ Randy Uglem
Name:	Randy Uglem
Title:	Chief Executive Officer

By:	/s/ Werner F. Jansen
Name:	Werner F. Jansen

[Signature Page to A&R LLC Agreement – Tulp 24.1, LLC]

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